UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012 (December 13, 2012)

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St, 49th Floor, New York, NY		10007
(Address of principal executive offices)		(Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2012, MSCI Inc. (the “Company”) entered into a $100 million Accelerated Share Repurchase agreement (the “ASR Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”), which began immediately. Under the ASR Agreement, the Company paid Morgan Stanley $100 million in cash and received approximately 2.2 million shares of its common stock at the inception of the ASR Agreement and may receive from Morgan Stanley additional shares at or prior to maturity of the ASR Agreement. The total number of shares to be repurchased will be based primarily on an arithmetic average of the volume-weighted average prices of the Company’s common stock on each trading day during the repurchase period. This average price will be capped such that only under limited circumstances will the Company be required to pay cash or deliver shares to Morgan Stanley at settlement. The Company anticipates that all repurchases under the ASR Agreement will be completed no later than July 2013, which is the final date of the repurchase period, although Morgan Stanley has the right to accelerate settlement of the ASR Agreement under certain circumstances.

The Company’s payments under the ASR Agreement are being funded with cash on hand. During the first nine months of 2012, the Company generated $288 million of cash flow from operations, including $57 million from the reduction of trade receivables. As of September 30, 2012, the Company had $434 million of cash and cash equivalents and short-term investments, which includes $283 million available in the United States and $151 million held internationally. On November 30, 2012, the Company used $125 million, mostly from its international funds, to complete the acquisition of IPD Group.

In addition to the ASR Agreement, the Company’s Board of Directors authorized on December 13, 2012 the purchase of an additional $200 million of the Company’s common stock. Share repurchases will take place in the open market or in privately negotiated transactions from time to time through 2014 based on market and other conditions. The $200 million balance of the authorization may be modified, suspended, terminated, or extended by the Board of Directors at any time without prior notice.

Morgan Stanley and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company and its affiliates. In addition, Morgan Stanley filed a Schedule 13G/A on February 8, 2012 that publicly reported that it and its affiliate, Morgan Stanley Investment Management, had acquired 11.97% of the Company’s common stock, but certified that such acquisition was made in the ordinary course of business and that such shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Linda Riefler, one of the Company’s directors, is also an employee of Morgan Stanley.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release of the Registrant dated December 14, 2012

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties. These risks and uncertainties include factors relating to potential action taken by regulatory authorities and to potential effects of the outcome thereof on the Company’s business or operations. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC. These forward-looking statements are made only as of the date of this Current Report on Form 8-K, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: December 14, 2012	By:	/s/ Henry A. Fernandez

	Name:	Henry A. Fernandez

	Title:	Chief Executive Officer, President and Chairman

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Registrant dated December 14, 2012